Exhibit 2

Execution Version

BIP Chinook Holdco L.L.C.

c/o Blackstone Infrastructure Partners

345 Park Avenue

New York, NY 10154

September 24, 2020

BIF IV Cypress Aggregator (Delaware) LLC

c/o Brookfield Infrastructure Fund IV LP

1200 Smith Street Suite 640

Houston, Texas 77002

E-mail: scott.peak@brookfield.com;

matthew.hutton@brookfield.com; fred.day@brookfield.com

Attention: Scott Peak; Matthew Hutton; Fred Day

Dear Sir/Madam:

This letter (this “Letter Agreement”) memorializes the agreement between BIP Chinook Holdco L.L.C., a Delaware limited liability company (the “Blackstone Investor”), and BIF IV Cypress Aggregator (Delaware) LLC, a Delaware limited liability company (the “Brookfield Investor”, and together with the Blackstone Investor, the “Investors”) as to the manner in which they shall exercise certain governance rights with respect to Cheniere Energy Partners, L.P., a Delaware limited partnership (“CQP”), Cheniere Energy Partners GP, LLC, a Delaware limited liability company (“CQP GP”), and Cheniere Energy Inc., a Delaware corporation (“CEI”). For the purposes of this Letter Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A attached hereto.

For good and valuable consideration acknowledged to have been received, each of the Investors hereby agrees that during the Investor Approval Period, the Investors shall, subject to the other provisions of this Letter Agreement, be entitled to designate (A) the three directors that CQP HoldCo is entitled to appoint to the CQP Board pursuant to Section 6.07(a)(i) of the CQP GP LLC Agreement (each, a “CQP Board Designee”), and (B) the director that CQP HoldCo is entitled to nominate to the CEI Board pursuant to Section 5.4 of the IRRA (the “CEI Board Designee”).

During the period commencing on the date hereof (the “Effective Date”) and ending as of the first annual meeting of shareholders of CEI occurring at least 12 months after the Effective Date (the “First Year”), (A) the Blackstone Investor shall be entitled to designate one CQP Board Designee and the CEI Board Designee (which CEI Board Designee designated by the Blackstone Investor for the First Year shall be Sean Klimczak), and (B) the Brookfield Investor shall be entitled to designate two CQP Board Designees (the designation rights referred to in clauses (A) and (B), collectively, the “First Year Designation Rights”).

In addition, the Investors agree that during the period commencing on the first day after the end of the First Year and ending as of the first annual meeting of shareholders of CEI occurring after the end of the First Year (the “Second Year”), (A) the Blackstone Investor shall be entitled to designate two CQP Board Designees, and (B) the Brookfield Investor shall be entitled to designate one CQP Board Designee and the CEI Board Designee (the designation rights referred to in clauses (A) and (B), collectively, the “Second Year Designation Rights”).

From and after the first day after the end of the Second Year until the end of the Investor Approval Period, the Investors’ rights to designate CQP Board Designees and the CEI Board Designee shall alternate annually between the First Year Designation Rights and the Second Year Designation Rights as of each annual meeting of shareholders of CEI.

This Letter Agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In the event of any conflict between the terms of this Letter Agreement and the terms of the Amended and Restated Limited Liability Company Agreement of BX CQP Target Holdco L.L.C., a Delaware limited liability company, dated as of the date hereof (as may hereafter be amended from time to time, the “Company LLCA”), the terms of the Company LLCA shall govern.

[Signature page follows]

Sincerely,

BIP CHINOOK HOLDCO L.L.C.

By: BIP Holdings Manager L.L.C., its managing member

By:	/s/ Christopher Placca
Name:	Christopher Placca
Title:	Managing Director

Agreed and acknowledged as of the date first above written:

BIF IV CYPRESS AGGREGATOR (DELAWARE) LLC

By:	/s/ Scott Peak
Name:	Scott Peak
Title:	Authorized Signatory

[Designation Rights Agreement]

Exhibit A

As used in this Letter Agreement, the following terms have the following meanings:

“Board” means the board of managers of the Company.

“CEI Board” means the board of directors of Cheniere Energy, Inc., a Delaware corporation.

“CQP Board” means the board of directors of the CQP GP.

“CQP Governance Documents” means the CQP Partnership Agreement, the CQP GP LLC Agreement and the IRRA.

“CQP GP LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Cheniere Energy Partners GP, LLC dated August 9, 2012, as amended from time to time.

“CQP HoldCo” means Blackstone CQP HoldCo LP, a Delaware limited partnership.

“CQP Partnership Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. dated February 14, 2017, as amended from time to time.

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Investor Approval Period” has the meaning set forth in the IRRA.

“IRRA” means that certain Investors’ and Registration Rights Agreement, among CEI, CQP, CQP GP, Cheniere Class B Units Holdings, LLC, CQP HoldCo and the other investors named therein, dated as of July 31, 2012, as amended from time to time.

“Manager” means a member of the Board.

“Person” means any individual or Entity.